Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rose Cummings
(704) 602-7304
rcummings@fairpoint.com

FAIRPOINT PRESERVES CAPITAL AVAILABILITY; BORROWS BALANCE OF DELAYED DRAW TERM LOAN FACILITY AND PORTION OF REVOLVING LOAN FACILITY

CHARLOTTE, N.C. (September 15, 2008) – FairPoint Communications, Inc. (NYSE: FRP) today announced that due to uncertainty in the financial markets, late last week it borrowed the remaining $100 million available under its $200 million delayed draw term loan facility as well as $100 million under its $200 million revolving credit facility. The Company believes that these actions were necessary to preserve its availability to capital due to Lehman Brothers’ level of participation in the Company’s debt facilities and the uncertainty surrounding both that firm and the financial markets in general. Lehman Brothers accounts for 30 percent of the loan commitments under both the delayed draw and revolving credit facilities.

With these borrowings, FairPoint has ample liquidity to complete the transition to its newly designed state-of-the-art systems and to continue to execute on its network expansion plans for its recently acquired operations in the northern New England states. As previously disclosed, FairPoint expects to fully utilize the funds available under the delayed draw facility over the next several months. FairPoint intends to hold the cash from the borrowings under the revolver on its balance sheet until the financial markets stabilize.  FairPoint does not expect these additional borrowings to have a material impact on its compliance with its debt covenants for the quarter ended September 30, 2008.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in

FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Quarterly Report on Form 10-Q on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

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